Exhibit (b)(iv) under Form N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K

                        MONEY MARKET OBLIGATIONS TRUST II

                                  AMENDMENT #3

                                 TO THE BY-LAWS

                          (EFFECTIVE FEBRUARY 27, 1998)

     Delete Section 4 PROXIES of Article III SHAREHOLDERS, and replace with the following:

     Section 4. PROXIES. Only Shareholders of record shall be entitled to vote at any meeting of Shareholders. Each whole shares shall be entitled to one vote as to any matter on which it is entitled by the Declaration to vote, and each fractional Shares shall be entitled to a proportionate fractional vote. Any shareholder entitled to vote at any meeting of shareholders may vote either in person, by telephone, by electronic means including facsimile, or by proxy, but no proxy which is dated more than six months before the meeting named therein shall be accepted unless otherwise provided in the proxy. Every proxy shall be in writing, subscribed by the shareholder or his duly authorized agent or be in such other form as may be permitted by law, including documents conveyed by electronic transmission. Every proxy shall be dated, but need not be sealed, witnessed or acknowledged. The placing of a shareholder's name on a proxy or authorizing another to act as the shareholder's agent, pursuant to telephone or electronically transmitted instructions obtained in accordance with procedures reasonably designed to verify that such instructions have been authorized by such shareholder, shall constitute execution of a proxy by or on behalf of such shareholder. Where Shares are held of record by more than one person, any co-owner or co-fiduciary may execute the proxy or give authority to an agent, unless the Secretary of the Trust is notified in writing by any co-owner or co-fiduciary that the joinder of more than one is to be required. All proxies shall be filed with and verified by the Secretary or an Assistant Secretary of the Trust, or the person acting as Secretary of the Meeting. Unless otherwise specifically limited by their term, all proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.